AGREEMENT

This Agreement (“Agreement”) is made and entered into as of this 26th day of December, 2007, between PaceTel, Inc. (“Contractor”), located at 520 Jackson Avenue, Glencoe, Illinois 60022, and Capital Growth Systems, Inc. d/b/a Global Capacity Group, Inc. (“CGSI”), located at 500 W. Madison Suite 2060, Chicago, Illinois 60661.

RECITALS

On or about April 12, 2006, 20/20 Technologies, Inc. (“20/20”) and Contractor entered into a Consulting Agreement, by which 20/20 agreed to pay Contractor a success fee if 20/20 successfully concluded a business arrangement with, among others, CGSI. Subsequently, 20/20 successfully concluded a business arrangement with CGSI, resulting in Contractor earning the success fee in the amount of $250,000.00 (“Success Fee”).

CGSI desires to resolve amicably a dispute with Contractor concerning the payment of the Success Fee and to engage Contractor as a contractor to receive certain services from the Contractor, as defined herein. The Contractor is interested in providing these services.

CGSI and the Contractor both desire to enter into this Agreement to set forth the terms and conditions on which those services will be provided and to resolve amicably the dispute concerning the payment of the Success Fee.

NOW, THEREFORE, for valuable consideration, including the foregoing Recitals which are made a part hereof, the receipt and sufficiency of which are acknowledged, CGSI and the Contractor agree as follows:

1.  Success Fee.

(a)  In full satisfaction of the Success Fee, and all claims that Contractor has against CGSI or 20/20 for the failure to pay to Contractor the Success Fee prior to the execution of this Agreement, CGSI shall pay to Contractor the following: (i) the sum of $250,000.00 (“Settlement Sum“) payable in 17, consecutive monthly installments, with the first installment of $15,000.00 commencing on the date of the execution of this Agreement and continuing thereafter in 15 consecutive monthly installments of $15,000.00 each due on the first day of each successive 16 calendar months thereafter, with a final installment in the amount of $10,000.00 due on the first day of the 17th calendar month from the date of execution (“Installments”); and, (ii) upon the execution of this Agreement, a warrant for 300,000 shares of common capital stock of CGSI in the form of Exhibit 1, attached hereto and made a part hereof, which the parties shall execute and issue to Contractor upon the execution of this Agreement and which represents a discount to the closing price of the Company’s common stock as of the date of this Agreement (“Warrant”). In connection with receipt of the Warrant, Contractor represents and warrants that it is an “accredited investor“ as that term is defined in Regulation D by virtue of each of its beneficial owners having a net worth in excess of $1,000,000.00.

(b)  In the event any Installment is not timely paid, upon written notice from Contractor to CGSI and CGSI‘s failure to pay the outstanding Installment(s) within 60 days of the service of this written notice, CGSI shall be in default and all Installments shall be accelerated automatically without further notice and all remaining balance of the Settlement Sum shall be immediately due in full.

(c)  The remaining balance of the Settlement Sum shall become immediately due and payable in full, with all outstanding Installments accelerated upon delivery of written notice from the Contractor, if any of the following events shall occur (“Corporate Event“): CGSI shall sell substantially all of its assets or business through a merger, sale of assets, sale of stock or similar corporate reorganization. In such case(s), the remaining balance of the Settlement Sum shall be due at the consummation of the Corporate Event.

(d)  Upon default, interest shall accrue on the unpaid portion of the Settlement Sum at the rate of prime (as announced in the Wall Street Journal) plus one percent per annum, simple interest.

2.  Services. The Contractor and CGSI agree that upon the execution of this Agreement, they will execute and deliver the Finders Fee Agreement, attached hereto and made a part hereof as Exhibit 2 (“Finders Fee Agreement”), by which Contractor shall provide, on the terms and conditions of this Finders Fee Agreement, consulting, research and business advice regarding strategic alliances and other transactions with certain reseller companies as more specifically described in the Finders Fee Agreement. In addition to the Success Fee and the payments in satisfaction of the Success Fee set forth in Section 1 above, Contractor will be paid an additional success fee to the extent that he earns the same pursuant to the Finders Fee Agreement.

3.  Term of Agreement. Neither party may terminate this Agreement, but the Finders Fee Agreement may be terminated pursuant to its terms.

4.  Binding. All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of, and be enforceable by the heirs, successors and assigns of the parties to this Agreement, including, without limitation, any successor to CGSI, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

5.  No Waiver of Rights. No delay or failure on the part of Contractor to exercise any right, power or privilege under this Agreement shall operate as a waiver thereof, and no single or partial exercise of any right, power or privilege shall preclude any other or further exercise thereof or the exercise of any other power or right, or be deemed to establish a custom or course of dealing or performance between the parties hereto. Upon default the parties shall have such cumulative remedies as are provided by law or equity. The party prevailing in litigation shall be entitled to its reasonable attorney’s fees.

6.  Governing Law. This Agreement shall be construed and enforced under Illinois law, with venue proper in Cook County, Illinois.

7.  Counterpart Signatures/Fax Signatures. This Agreement may be executed in counterparts and by fax exchange with the same effect as if executed by both parties with original signatures.

8.  Entire Agreement. This Agreement contains the entire agreement between the parties and supersede all earlier or contemporaneous agreements between or representation made by the parties. This agreement may be changed only in writing executed on behalf of both parties. Both Contractor and CGSI (their agents and/or legal counsel) have reviewed and understood the provisions of this Agreement. The obligations of the parties will survive any termination of this Agreement.

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9.  Severability. If any portion of this Agreement is held to be unenforceable or invalid, the parties intend that the other portions of this Agreement remain in effect.

10.  Authority. Each party represents and warrants that it has full power and authority to enter into and perform this Agreement, and that the person executing this Agreement on behalf of that party has been properly authorized and empowered to enter into this The parties hereto represent that they shall do all acts, and execute and deliver all documents necessary, convenient or desirable to effectuate all provisions of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

CONTRACTOR:	CGSI:

PaceTel, Inc.	Capital Growth Systems, Inc.

By:	By:
Martin Nagel, President	Its:

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CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made and entered into as of this 26th day of December, 2007, between PaceTel, Inc. (“Contractor”), located at 520 Jackson Avenue, Glencoe, Illinois 60022, and Capital Growth Systems, Inc. d/b/a Global Capacity Group, Inc.(“CGSI”), located at 500 W. Madison, Suite 2060 Chicago, Illinois 60661.

WHEREAS CGSI desires to receive certain services from the Contractor, as defined herein, and the Contractor is interested in providing such services, CGSI and the Contractor both desire to enter into this Agreement to set forth the terms and conditions on which those services will be provided.

NOW, THEREFORE, CGSI and the Contractor agree as follows:

1.  Services. The Contractor agrees to provide, on the terms and conditions of this Agreement, consulting, research and business advice regarding strategic alliances and other transactions with certain reseller companies as more specifically described by CGSI from time to time. Contractor will complete these projects as mutually agreed.

2.  Reporting. Contractor will report to Patrick Shutt, Chief Executive Officer of CGSI for all contractual activities. Patrick Shutt will assign objectives for services required of Contractor.

3.  Labor and Material. Contractor shall provide, at its cost, labor, equipment and materials necessary for the Contractor to provide services under the terms of this Agreement.

4.  Term of Agreement/Fees. Contractor will be paid a success fee of 2.5% of the value of a transaction which CGSI enters into with a Qualified Company listed on an executed (by both parties hereto) Schedule A as amended from time to time for any that transaction is concluded within twelve (12) months of the termination date of this Agreement.. The success fee will be paid in the same form as the value of the transaction (in cash for the cash portion, in equity for the equity portion or a combination of the two) unless the parties otherwise agree. Only firms listed on an executed Schedule A will be subject to the Agreement and this Section 4 compensation.

CGSI agrees to reimburse Contractor for direct expenses specifically incurred and approved by CGSI in advance, including travel.

In the event that CGSI determines a need to terminate this Agreement prior to its expiration, CGSI shall provide at least ten (10) business days’ written notice, and shall be responsible for any and all costs and compensation (which must have been previously mutually agreed) incurred to date of the notice and in the winding down of any outstanding projects. If the Agreement is terminated prior to its expiration, the provisions relating to compensation for any concluded transactions will continue to apply.

The term of this Agreement is from the date of this Agreement to December 31, 2008 unless extended by written agreement of the parties. Any extension of the time for renewal work performed there under shall be subject to the terms and conditions of this Agreement as if executed in full.

5.  Not an “Employee.” Contractor is not an “employee” of CGSI. As such, CGSI shall not be responsible for withholding taxes with respect to compensation of Contractor, and Contractor shall have no claim against CGSI or otherwise for vacation pay, sick leave, retirement benefits, social security, worker’s compensation, health or disability benefits, unemployment insurance benefits, or employee benefits of any kind.

6.  Non-Solicitation and Proprietary Information. The Contractor during the term of this Agreement and for a period of six months following any termination, shall not, directly or indirectly: (a) hire, solicit, or interfere in CGSI’s relationship with any employee, or consultant of itself or any of its subsidiaries; or (b) interfere in CGSI’s relationship with any contractor or customer of itself or any of its subsidiaries. Moreover, the Contractor will from time to time have access to CGSI and subsidiaries proprietary information and information provided to CGSI and subsidiaries by others pursuant to confidentiality agreements. Contractor agrees to keep at all times any proprietary information of CGSI and subsidiaries completely confidential.

7.  Proprietary Rights. CGSI shall be the owner of all subject matter that is developed by Contractor in connection with this Agreement; CGSI has the right to obtain patents, copyrights and other rights to such work, and the Contractor agrees to willfully cooperate with CGSI in obtaining and maintaining such rights (and execute such assignments or other documents reasonably requested by CGSI). Moreover, Contractor will promptly notify CGSI as to all inventions, discoveries, ideas or materials conceived or reduced to practice by Contractor while performing her duties under this Agreement. All work performed by Contractor for CGSI shall be deemed work for hire and all copyrights associated therewith are deemed assigned to CGSI. “Confidential Information” means any information disclosed by either party to the other party, either directly or indirectly, in writing, orally or by inspection of tangible objects (including without limitation documents, prototypes, samples, plant and equipment), which is designated as “Confidential,” “Proprietary” or some similar designation. Confidential Information may also include information disclosed to a disclosing party by third parties and in all events will include any information disclosed by any subsidiary of a Party. Confidential Information shall not, however, include any information which (i) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing party; (ii) becomes publicly known and made generally available after disclosure by the disclosing party to the receiving party through no action or inaction of the receiving party; (iii) is already in the possession of the receiving party at the time of disclosure by the disclosing party; (iv) is obtained by the receiving party from a third party without a breach of such third party’s obligations of confidentiality; (v) is or has been independently developed by the receiving party without use of or reference to the disclosing party’s Confidential Information; or (vi) is required by law to be disclosed by the receiving party, provided that the receiving party gives the disclosing party prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting the information from public disclosure.

8.  Assignment. CGSI may from time to time assign its rights under this Agreement to an affiliate or to any purchaser of all or substantially all of the assets of CGSI or any successor to its business, with the written consent of the Contractor, which consent will not be unreasonably withheld. This Agreement shall inure to the benefit of and be binding on the parties and their respective successors-in-interest.

9.  Governing Law. This Agreement shall be construed and enforced under Illinois law, with venue proper in Cook County, Illinois.

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10.  Counterpart Signatures/Fax Signatures. This Agreement may be executed in counterparts and by fax exchange with the same effect as if executed by both parties with original signatures.

11.  Entire Agreement; Amendments. This Agreement and any amendment thereto contain the entire agreement between the parties and supersede all earlier or contemporaneous agreements between or representation made by the parties. This agreement may be changed only in writing executed on behalf of both parties. Both Contractor and CGSI (their agents and/or legal counsel) have reviewed and understood the provisions of this Agreement. The obligations of the parties will survive any termination of this Agreement.

12.  Severability. If any portion of this Agreement is held to be unenforceable or invalid, the parties intend that the other portions of this Agreement remain in effect.

13.  Captions. Caption headings in this document are intended for convenience of reference only and not to have any substantive effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

CONTRACTOR:	CGSI:

PaceTel, Inc.	Capital Growth Systems, Inc.

By:	By:
Martin Nagel	Its:
President

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SCHEDULE A

This Schedule A will list all firms that are subject to the services of the Consulting Agreement made and entered into as of this ___ day of ______, 2007, by and between PaceTel, Inc. (“Contractor”), located at 520 Jackson Avenue, Glencoe, Illinois 60022, and Capital Growth Systems, Inc. d/b/a Global Capacity Group, Inc. (“CGSI”), located at 500 W. Madison, Suite 2060, Chicago, IL 60661. Only firms listed on an executed Schedule A will be subject to the Consulting Agreement.

This Schedule A will be updated and re-executed from time to time by the parties.

	Name of Firm	Location (City and State)

1.

2.

3.

4.

5.

IN WITNESS WHEREOF, the parties hereto have executed this Schedule A as of the date set forth below:

DATE: ______, 2007

CONTRACTOR:	CGSI:

PaceTel, Inc.	Capital Growth Systems, Inc.

By:	By:
Martin Nagel	Patrick C. Shutt, CEO
President

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